Exhibit (j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Counsel and Independent Auditors" and to the use of our report on CitizensSelect Prime Money Market Fund and CitizensSelect Treasury Money Market Fund dated April 30, 2002, in this Registration Statement (Form N-1A No. 333-82876) of CitizensSelect Funds.

ERNST & YOUNG LLP

New York, New York
April 30, 2002